Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-156449, 333-151320, 333-151318 and 333-164857 on Forms S-3 of our report dated March 31, 2009 relating to our audits of the consolidated financial statements of New Generation Biofuels Holdings, Inc., which appear in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Imowitz Koenig & Co., LLP

New York, New York
March 26, 2010